Exhibit 10.367

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

The Board of Directors approved revisions to the supplemental cash retainers paid to committee members and committee chairs on December 9, 2015.  Effective January 1, 2016, non-employee director compensation was as follows:

Cash Retainers

Each non-employee director receives an annual cash retainer in the amount of $100,000.

The Chair of the Audit Committee and the Risk Committee receive a supplemental annual cash retainer of $35,000 and each other member of the Audit Committee and Risk Committee receives  a supplemental annual cash retainer of $15,000.  The Chair of the Compensation Committee receives a supplemental cash retainer of $30,000, and the Chair of the Nominating and Governance Committee receives  a supplemental annual cash retainer of $25,000.  Each other member of the Compensation Committee and Nominating and Corporate Governance Committee receives a supplemental annual cash retainer of $10,000.  There are no fees paid for attendance at board or committee meetings.

The board retains the discretion to establish special committees in the future and to pay a special retainer to the Chair and the members of any such special committee.

Equity Grants

Each non-employee director receives an annual equity grant under the 2013 Stock Incentive Plan with an aggregate value of $140,000.  The equity grants  are 50 percent in stock options and 50 percent in restricted shares.  Equity grants vest 25% on each of the first and second anniversaries of the date of grant and the remaining 50% on the third anniversary of the date of grant.

In the event a new non-employee director is elected to the board during the year, a pro-rata retainer amount with the same ratio between cash retainers and equity grants is granted to that individual.